Exhibit 99.1

Hansen Medical Announces Settlement of SEC Investigation

No Penalties, Injunction or Charges Against Directors or Current Officers

MOUNTAIN VIEW, Calif. – October 6, 2011 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in flexible robotics and the developer of robotic technology for accurate 3D control of catheter movement, today announced that it has entered into a settlement with the United States Securities and Exchange Commission (“SEC”) that fully resolves the SEC investigation of the Company relating to the issues surrounding the restatement of its financial statements that was first reported in October 2009. Under the settlement, the Company has consented to the entry of an administrative order (the “Order”), released today by the SEC. The SEC’s Order does not impose a monetary penalty or fine on the Company and does not subject the Company to an injunction. The Company consented to the entry of the Order without admitting or denying the factual findings or legal conclusions contained in the Order. The SEC did not charge any of the Company’s directors or current officers or employees with any violations. The Order directs the Company to cease and desist from committing or causing violations of the disclosure, periodic reporting, books and records and internal control provisions of the federal securities laws in Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933, Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 (“Exchange Act”) and under Rules 12b-20, 13a-1 and 13a-13 promulgated under the Exchange Act. In accepting the settlement, the SEC recognized the Company’s remedial actions, including the change of personnel since the events relating to the restatement surfaced, and the substantial cooperation the Company provided in connection with the SEC investigation.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Sensei® X Robotic Catheter System and Artisan Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in electrophysiology (EP) procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei X System and Artisan Control Catheter are cleared for use during EP procedures, such as guiding catheters in the treatment of AF, and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. The Company’s Magellan(TM) Robotic System, which is intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, has undergone conformity assessment and CE marking and is commercially available in the European Union. The NorthStar(TM) Robotic Catheter and related accessories designed for use with the Magellan Robotic System are not yet CE marked. In the U.S., the Magellan(TM) Robotic System, the NorthStar(TM) Robotic Catheter and accessories are the subject of a current filing with the FDA and are not commercially available. Additional information can be found at www.hansenmedical.com.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), and Sensei are registered trademarks and Magellan and NorthStar are trademarks of Hansen Medical, Inc. in the United States and other countries.

Hansen Medical Contact:

Peter J. Mariani

Chief Financial Officer

Hansen Medical

650.404.5800

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